Exhibit 12

PARKER-HANNIFIN CORPORATION

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(In thousands)

	Three months Ended September 30,				Fiscal Year Ended June 30,
	2009		2008		2009		2008		2007		2006		2005
EARNINGS
Income from continuing operations before income taxes and noncontrolling interests	$114,029		$358,388		$683,083		$1,334,572		$1,166,463		$901,490		$740,127
Adjustments:
Interest on indebtedness, exclusive of capitalized interest and interest on ESOP loan guarantee	24,989		27,496		109,911		96,572		80,053		71,100		62,482
Amortization of deferred loan costs	734		583		2,143		1,793		1,511		1,888		1,457
Portion of rents representative of interest factor	10,460		8,845		41,839		35,378		29,000		25,609		21,507
(Income) loss of equity investees	(73)		(182)		(1,529)		2,596		1,059		(161)		(1,935)
Amortization of previously capitalized interest	65		65		262		278		282		304		280

Income as adjusted	$150,204		$395,195		$835,709		$1,471,189		$1,278,368		$1,000,230		$823,918

FIXED CHARGES
Interest on indebtedness, exclusive of capitalized interest and interest on ESOP loan guarantee	$24,989		$27,496		$109,911		$96,572		$80,053		$71,100		$62,482
Capitalized interest									436		178
Amortization of deferred loan costs	734		583		2,143		1,793		1,511		1,888		1,457
Portion of rents representative of interest factor	10,460		8,845		41,839		35,378		29,000		25,609		21,507

Fixed charges	$36,183		$36,924		$153,893		$133,743		$111,000		$98,775		$85,446

RATIO OF EARNINGS TO FIXED CHARGES	4.15	x	10.70	x	5.43	x	11.00	x	11.52	x	10.13	x	9.64	x